Exhibit 99.1

AVITA Medical Updates Expected Fourth Quarter and Full Year 2024 Revenue, Provides 2025 Financial Guidance

VALENCIA, Calif., January 7, 2025 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a commercial-stage regenerative medicine company focused on first-in-class devices for wound care management and skin restoration, today announced an update to its fourth quarter and full-year 2024 commercial revenue guidance.

For the quarter ended December 31, 2024, AVITA Medical now expects commercial revenue to be approximately $18.4 million, reflecting growth of around 30% over the same period in 2023. Previously provided fourth-quarter guidance was in the range of $22.3 million to $24.3 million. Based on these quarterly results, the company expects full-year 2024 commercial revenue to be approximately $64.3 million, reflecting growth of about 29% over the full year 2023. Previously provided full-year 2024 revenue guidance was in the range of $68.0 million to $70.0 million.

The revision in fourth-quarter guidance is attributable to a combination of factors, with slower-than-expected purchasing activity being the primary driver. Several of the company’s hospital accounts adjusted their inventory levels at the end of their fiscal year, resulting in reduced purchasing during December. While this type of behavior is common at year-end, the extent was more pronounced than we had anticipated, contributing to less revenue in the quarter. We expect normal purchasing activity for these accounts to resume in the first quarter, with deferred purchases from the fourth quarter rolling over.

At the same time, the company continues to scale its business, including the ongoing integration of an expanded sales force and the launch of new products that are expected to drive long-term growth. In 2024, AVITA Medical introduced the first new addition to its portfolio, PermeaDerm®, which is a biosynthetic, transparent wound matrix. In June, the company received FDA approval for its next-generation device, RECELL GO™, followed by FDA approval in December for RECELL GO mini, designed to treat smaller wounds. RECELL GO will continue to drive adoption in both new and existing accounts. Additionally, in December, the FDA cleared Cohealyx™, a new collagen-based dermal matrix branded by AVITA Medical and co-developed with Regenity Biosciences. These initiatives, particularly the launches of RECELL GO and Cohealyx, remain central to the company’s growth strategy and broader business potential.

“We grew our revenue in 2024 by approximately 29% over the prior year. We achieved this growth despite lower-than-expected fourth-quarter revenue,” said Jim Corbett, CEO of AVITA Medical. “We remain confident in our long-term growth trajectory as we continue to scale our business. Our strategic investments in our people and new products position us to continue to drive significant growth and sustainable success. We are focused on executing our plan, delivering value to our shareholders, and improving patient outcomes.”

2025 Financial Guidance

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Commercial revenue for the full-year 2025 is expected to be in the range of $100 to $106 million, reflecting growth of approximately 55% to 65% over the projected full-year 2024 commercial revenue

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Updating previous guidance, the company now expects to achieve cashflow break-even and GAAP profitability in Q4 2025, instead of Q3 2025

Webcast and Conference Call Information

AVITA Medical plans to report its financial results for the fourth quarter and full year 2024 after the close of the U.S. financial markets on Thursday, February 13, 2025. A conference call and webcast are scheduled for that day at 1:30 p.m. Pacific Time (Friday, February 14, 2024, at 8:30 a.m. Australian Eastern Daylight Time) to discuss its results in further detail.

About AVITA Medical, Inc.

AVITA Medical® is a commercial-stage regenerative medicine company transforming the standard of care in wound care management and skin restoration with innovative devices. At the forefront of our platform is the RECELL® System, approved by the FDA for the treatment of thermal burn wounds and full-thickness skin defects, and for repigmentation of stable depigmented vitiligo lesions. RECELL harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ Cells, delivering a transformative solution at the point-of-care. This breakthrough technology serves as the catalyst for a new treatment paradigm enabling improved clinical outcomes. In the United States, AVITA Medical also holds the exclusive rights to market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns, full-thickness skin defects, and vitiligo. The RECELL System, excluding RECELL GO™, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “would,” “may,” “will,” “believe,” “continue,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; anticipated market share growth and revenue generation from certain products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.